Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-161068 on Form S-1 of our report dated February 27, 2009 (August 5, 2009 as to the effects of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, as disclosed in Note 2, for the inclusion of Earnings Per Share information on the consolidated statements of income and in Note 22, and for the inclusion of the financial statement schedule listed in the Index at page F-1. October 14, 2009 to reflect the retrospective effect of the reverse stock split, as disclosed in Note 21) relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 30, 2009